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                                                                      EXHIBIT 99


FOR RELEASE SEPTEMBER 1, 1998 AT 2:00 PM EDT

Debra Potter, Senior Editor
Elisa Keys, VP Media Relations
Porter, LeVay & Rose, Inc.
(212) 564-4700

Jeffrey J. Dunnigan, CFO
(714) 641-6220

                    ALPHA MICROSYSTEMS COMPLETES ACQUISITION
                             OF DELTA COMPUTEC INC.

Receives $8 Million in First Round of Funding from ING Equity Partners II, L.P.

SANTA ANA, CA. Sept. 1 -- Alpha Microsystems (NASDAQ NM: ALMI) announced today that it has completed its acquisition of Delta CompuTec Inc. (NASDAQ: DCIS). The total payment of $8.2 million included the purchase of all outstanding shares of Delta CompuTec Inc. (DCI) and the repayment of all outstanding debt at the time of closing. Under the agreement, DCI will become a wholly-owned subsidiary of Alpha Microsystems. DCI provides management and consulting services, as well as services that include network design, installation and maintenance. The acquisition is expected to contribute approximately $13 million in additional revenue on an annualized basis.

In connection with this acquisition, Alpha Microsystems received an initial $8 million investment from ING Equity Partners II, L.P. (ING) in exchange for redeemable preferred stock of Alpha Microsystems. The Company had previously signed a definitive agreement that provides for the purchase by ING of the Company's redeemable preferred stock, voting preferred stock, and warrants in three tranches of $8 million, $7 million, and up to $5 million. The second and third tranches are subject to customary provisions, including among other things, shareholder approval at the Company's October 15, 1998 Annual Meeting. Details of the transaction are contained in a Form 8-K filed by the Company on August 10, 1998.

ING Equity Partners is a New York-based private equity firm investing in growth financings, buyouts, acquisitions, consolidations and corporate restructurings of U.S.-based middle market companies. The first endeavor, ING Equity Partners, L.P. I, and its predecessor organization at ING Group, has invested over $400 million since August 1990. The second fund, ING Equity Partners II, L.P. was established in July of 1997 with $357 million of committed capital. To date ING has invested in 27 companies representing a wide range of industries including media and telecommunications, retailing, manufacturing and healthcare.

With over 60 locations throughout North America, Alpha Microsystems is dedicated to providing a consistent level of high-quality computer services such as consulting, maintenance and networking for small, mid-sized and large corporations nationwide. Alpha Microsystems -- a 20-year-old, Santa Ana, Calif. company -- also serves the Internet/intranet market through its AlphaCONNECT(R) division, which includes business-to-business software and technologies. For more information, visit the Company's Web site at www.alphamicro.com.

Certain statements in this press release, including statements that the DCI acquisition is expected to contribute revenue of approximately $13 million annualized, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including (i) projected revenue levels that have been based on historical results that are not necessarily indicative of the results expected in future periods, (ii) the Company's ability to successfully integrate the acquisition of DCI, (iii) the ability of the Company to successfully market its services to the DCI customers and markets, and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.